SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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MagneGas Corporation
(Exact Name of Small Business Issuer in its Charter)

000-51883
(Commission File Number)

DELAWARE		26-0250418
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

35246 US Highway 19 North, #311
Palm Harbor, Florida 34684
(727) 934-9593
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Dr. Ruggero Maria Santilli
35246 US Highway 19 North, #311
Palm Harbor, Florida 34684
(727) 934-9593
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	212,500	$1.00	$212,500	$6.52

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED  APRIL 10, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

MAGNEGAS CORPORATION

212,500 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 212,500 shares of our common stock must be sold at the fixed price of $1.00 per share by any shareholder who sells their shares until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: April 10, 2008

ABOUT OUR COMPANY

MagneGas Corporation (the "Company"), a development stage enterprise, formerly 4307, Inc., was incorporated in the state of Delaware on December 9, 2005 for the purpose of locating and negotiating with a business entity for a business combination.

On April 2, 2007 (the "Effective Date"), pursuant to the terms of a Stock Purchase Agreement, Clean Energies Tech Co. purchased a total of 100,000 shares of the issued and outstanding common stock of the Company from Michael Raleigh, the sole officer, director and shareholder of the Company, for an aggregate of $30,000 in cash and the assumption of liabilities ($2,500).  The total of 100,000 shares represented all of the shares of outstanding common stock of the Company at the time of transfer.

Prior to the above transaction, Clean Energies Tech Co and the Company were essentially shell companies that were unrelated, with no assets, minimal liabilities, and no operations.  As a result, the 100% change in control was recorded as a private equity transaction and no goodwill was recorded, as no assets were required and minimal liabilities were assumed.  On May 12, 2007, subsequent to the date of purchase, the company effected a recapitalization, whereby 67,052,000 shares of common stock were issued to founding members of the organization.  As the company determined that the shares had no value, stock and additional paid in capital were increased and decreased by the par value of the stock issued .

We will deliver technology which has been developed by the MagneGas founders that recycles most bio-contaminated liquid waste into environmentally acceptable byproducts.  These byproducts include: a clean burning biogas called MagneGas™; irrigation water, and a sterilized carbon byproduct. We will manufacture PlasmaArcFlow Recycler equipment to convert hazardous and toxic liquid waste materials into useful products.   The technology related to this process has been licensed in perpetuity from a company effectively controlled by the father of our majority shareholder (see Risk Factors) .   Our main office is located at 35246 US Highway 19 North, #311, Palm Harbor, Florida 34684 and the telephone number is (727) 934-9593.

The MagneGas process is based on flowing liquid waste through a submerged electric arc between coal electrodes at about 10,000 degrees F.  This patented electrical process decomposes the liquid waste and allows the gas to bubble to the surface for collection.   In this method the liquid waste is converted into MagneGas, a large amount of usable heat, irrigation water and a carbon byproduct to be collected in a strainer for periodical removal.

MagneGas can be used to operate machinery that uses natural gas and can power electric generators, cooking grills, industrial equipment, and heat homes.  MagneGas exhaust has been independently certified to surpass E.P.A. requirements by Liphart and Associates without a catalytic converter. Our market strategy is to recycle city sludge, farm manure and other liquid waste and turn it into clean burning biogas, while creating a sterilized and filtered liquid that can be used for irrigation.  In addition, MagneGas will be sold as a metal cutting biogas .

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data are derived from our audited financial statements.

	Year ended December 31, 2006 (audited)	Year ended December 31, 2007 (audited)	From Inception- December 9, 2005 through December 31, 2007 (audited)
STATEMENT OF OPERATIONS
(dollar amounts and per share data)

Revenues	0	0	0
Costs of Services	0	0	0
Gross Profit	0	0	0
General and Administrative Expenses	1,450	420,621	422,471
Net Loss	(1,450)	(420,621)	(422,471)

Loss per share, basic and diluted	$(.01)	$(.01)	$(.02)
Basic and diluted weighted average number of common shares outstanding	100,000	44,165,700	22,980,692

	As of December 31, 2006 (audited)	As of December 31, 2007(audited)
BALANCE SHEET DATA

Cash	0	76,232
Equipment, net of accumulated depreciation	0	5,027
Working Capital	(1,750)	62,602
Total Assets	0	83,259
Total Liabilities	1,750	15,630
Stockholders’ Equity	(1,750)	67,629

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $1.00 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders must sell any shares that they choose to sell until our common stock is quoted on the OTC Bulletin Board (or other specified market), at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. These expenses are expected to be around $30,000.

WHERE YOU CAN FIND US

Our main office is located at 35246 US Highway 19 North, #311, Palm Harbor, FL 34684 and the telephone number is (727) 934-9593.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small development stage enterprise . As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We were incorporated in Delaware in December of 2005. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in converting liquid wastes into a clean biogas , recruiting and keeping clients and obtaining financing to meet the needs of our plan of operations. Since we have a limited operating history we may not be profitable and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current plan of operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We anticipate we will need a minimum of $100,000 to continue operations over the next twelve months. Management believes that the cash position at year end (approximately $76,000) and a subsequent debt funding from a stockholder, in the amount of $30,000, has adequate funding for the calendar year ending December 31, 2008.   However, we will require additional funds estimated at approximately $4,000,000 in order to significantly expand our business as set forth in our plan of operations. These funds may not be available or, if available, will be on commercially reasonable terms satisfactory to us. We may not be able to obtain financing if and when it is needed on terms we deem acceptable.   The additional funds would be utilized for the manufacturing of additional PlasmaArcFlow processors, which would be marketed to the target market end users.   We anticipate that we will be raising the additional funds through a subsequent issuance of our common stock, upon the completion and acceptance of our registration statement.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms may delay the execution of our plan to expand our operations.

We will require additional financing which may require the issuance of additional shares which would dilute the ownership held by our shareholders

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership held by the stockholders.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern. If we cannot generate revenue, we may have to alter or delay implementing our plan of operations. If we do not continue as a going concern, investors may lose their entire investment.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage enterprise that has not yet begun generating revenue. From inception to  December 31 , 2007, we have incurred a net loss and an accumulated deficit of $ 422,471 . If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our plan of operations.

Our future success is dependent, in part, on the performance and continued service of Bo Linton, our President, and Dr. Ruggero Maria Santilli, our CEO. Without their continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Bo Linton, our President and Dr. Ruggero Maria Santilli, our CEO. We currently do not have an employment agreement with our officers and directors. The loss of either of their services would delay our business operations substantially.

Luisa Ingargiola and her brother Ermanno Santilli own 80% of our outstanding shares and their control may prevent you from causing a change in the course of our operations and may affect the price of our common stock.

Luisa Ingargiola and Ermanno Santilli beneficially own 54,030,000 and 44,030,000 shares respectively , or approximately 80% of our common stock. Accordingly, for as long as Ms. Ingargiola and Mr. Santilli continue to own more than 50% of our common stock, they will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our future success is dependant on our implementation of our business plan.  We have many significant steps still to take.

Our success will depend in large part in our success in achieving several important steps in the implementation of our business plan, including the following: obtaining funding in the form of stock sales and/or grants to construct a fully operational facility at a Florida sewage treatment plant to process human sludge; obtain funding in the form of stock sales and/or grants to construct a fully operational facility at a Florida farm to process manure; obtain funding in the form of stock sales to construct a fully operational recycler for metal cutting  biogas sales.  If we are not successful, we will not be able to implement or expand our business plan.

Our success depends upon our ability to attract and hire key personnel. Since many of our personnel will be required to have special skills, the pool of potential employees may be small and in high demand by our competitors. Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

The offering price of the shares was based on our own assessment of our financial condition and prospects, our limited operating history, and the general condition of the securities market, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the company, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 for the shares of common stock was determined based our financial condition and prospects, our limited operating history and the general condition of the securities market.

The offering price is not an indication of and is not based upon the actual value of MagneGas Corporation. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

We may never have a public market for our common stock or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends. Therefore, you may not have any manner to liquidate or to receive payment on your investment.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Future sales by Luisa Ingargiola and Ermanno Santilli may negatively affect our stock price and our ability to raise funds in new stock offerings. Therefore, investors may be forced to sell at a lower price than they purchased for, and would discourage potential investors in the future.

Luisa Ingargiola and Ermanno Santilli beneficially own 54,030,000 , and 44,030,000 shares of our common stock respectively . Sales of our common stock by Ms. Ingargiola and Ermanno Santilli into the public market following this offering could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

We have a license agreement with a Company effectively controlled by the father of our majority shareholder, which will secure intellectual property licensing for North, South, Central America and all Caribbean Islands (the "Territories").  This intellectual property consists of all relevant patents, patent applications, trademarks, and domain names.  The agreement became effective February 2008, when the Company issued 100,000 shares of common stock valued at $1.00 per share.  The terms of the agreement are in perpetuity for the above Territories.  Additionally the agreement triggered a five year consulting agreement with the inventor and owner of the intellectual property.  The terms of the consulting agreement will be determined within a reasonable period of time after the issuance of the above shares of stock.  We also have the right to exercise a purchase option to acquire the intellectual property within five years of the above funding, a defined purchase price of $30,000,000, which was determined by an internal valuation.

Although the license is in perpetuity  for the life of the patents there can be no assurance that we will be able to maintain this license in the event of  (i) bankruptcy or insolvency of the Company (ii) the filing of the Company of a petition for bankruptcy (iii) the making by the Company of the assignment of the license for the benefit of creditors (iv) the appointment of a receiver of the Company or any of its assets which appointment shall not be vacated within 60 days thereafter (v) the filing of any other petition for the relief from creditors based upon the alleged bankruptcy or insolvency of the Company which shall not be dismissed within 60 days thereafter.    The intellectual property, as well as the consulting agreement, is critical to the success of the Company.

Our licensed technology is unproven on a large-scale commercial basis and could fail to perform in a commercial production environment.

Technologies for production of MagneGas biogas are still in a development stage. The technologies which we are pursuing for biogas production from liquid waste have never been utilized on a large-scale commercial basis. All of the tests which we have conducted to date with respect to our technologies, have been performed on limited quantities, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these biogas technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or that they will be profitable to us.

The success of our business depends, in part, upon proprietary licensed technologies and information which may be difficult to protect and may infringe on the intellectual property rights of third parties.

We believe that the identification, acquisition and development of proprietary technologies are key drivers of our business. Our success depends, in part, on our ability to obtain patents, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that the patents that we license will provide us with competitive advantages or will not be challenged by third parties, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

In order to successfully commercialize our proprietary technologies, it is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Because we are smaller and have fewer financial and other resources than many alternative fuel companies, we may not be able to successfully compete in the very competitive alternative fuel industry.

Fuel is a commodity. There is significant competition among existing fuel producers. Our business faces competition from a number of producers that can produce significantly greater volumes of fuel than we can or expect to produce, producers that can produce a wider range of products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of fuel may decline and we may be not be able to produce biogas at a cost that allows us to operate profitably. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Lax enforcement of environmental and energy policy regulations may adversely affect the demand for our licensed technology.

Our success will depend, in part, on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from their current waste disposal methods unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of our licensed technology.  Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing waste disposal standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent waste disposal standards continues, our future prospects will depend on the ability of our licensed technology to satisfy these disposal standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the waste disposal standards or the failure to enforce existing standards and other regulations could result in a reduced demand for our licensed technology.

We have the potential risk of product liability which may subject us to litigation and related costs

Our PlasmaArcFlow system will be utilized in a variety of industrial and other settings, and will be used to handle materials resulting from the user's generation of hazardous waste. The equipment will therefore be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of these breakdowns and malfunctions will be made against us. Our product liability insurance may be insufficient to provide coverage against all claims, and claims may be made against us even if covered by our insurance policy for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with government regulations will severely limit our sales opportunities and future revenue

Failure to obtain operating permits, or otherwise to comply with federal and state regulatory requirements, could affect our abilities to market and sell the PlasmaArcFlow system and could substantially reduce the value of your investment and the market price of our common stock.

We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls. In as much as we intend to market the PlasmaArcFlow system internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.

We can not be certain that required permits and approvals will be obtained; that new environmental regulations will not be enacted or that if they are our customers and we can meet stricter standards of operation or obtain additional operating permits or approvals.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Liquid waste disposal and fuel production involves the discharge of potential contaminants into the water and air.  As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the various states. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. We did not incur any capital expenditures for environmental control in 2007 and we do not currently expect to incur material capital expenditures for environmental controls in this or the succeeding fiscal year  In addition, our production plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the plants arising from air or water discharges Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

As of December 31, 2007, we had a material weakness in our internal control over financial reporting, which may adversely affect our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws.

As of December 31, 2007, we determined that material weakness existed due to a lack of segregation of duties, resulting from our limited resources.  As a result, we concluded that as of December 31, 2007, our disclosure controls and procedures and our internal controls over financial reporting were not effective.  These material weaknesses may adversely affect our ability to provide timely and reliable information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws .

We may not be able to implement Section 404 of the Sarbanes-Oxley Act on a timely basis .

The Securities and Exchange Commission (the "SEC"), as directed by Section 404 of The Sarbanes-Oxley Act, adopted rules generally requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual report on Form 10-KSB that contains an assessment by management of the effectiveness of the company's internal controls over financial reporting.  In addition, the company's independent registered public accounting firm must attest to and report on the effectiveness of the company's internal controls over financial reporting.  This requirement will first apply to our annual report on Form 10-KSB for the fiscal year ending December 31, 2009 .

We have not yet developed a Section 404 implementation plan.  We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.

We expect that we will need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404.  There can be no assurances that we will be able to a Section 404 plan on a timely basis.  Our liquidity position in fiscal 2007 and fiscal 2008 may also impact our ability to adequately fund our Section 404 efforts.

Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls over financial reporting are effective, or in the event that we conclude that our internal controls are effective, our independent accountants may disagree with our assessment and may issue a report that is qualified.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders ( see details below ).

The estimated expenses of the offering, all will be borne by the Company, are as follows:

Securities and Exchange Commission registration fee	$6.50
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$20,000.00
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$30,006.50

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price shares were sold to our shareholders in our private placement which ended in October 2007.  The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.

The offering price of the shares of our common stock has been determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 212,500 shares of our common stock held by 83 shareholders.  Of such amount we are registering 157,500 shares of our common stock held by 72 shareholders, which were sold to investors in an offering which ended in October 2007 at $1.00 per share; 20,000 shares issued for founding services to four shareholders in May 2007 and 35,000 shares issued for services to seven shareholders in May and September of 2007.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  April 10, 2008  and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering	Percent of common stock owned after offering (1)
Aladsani, Afaf M. S.	10,000	10,000	0	0%
Alhomoud, Abdullla A. nd Alhomoud, Adnan A.	1,000	1,000	0	0%
Alhomoud, Abhulrahman A. and Alhomoud, Adnan A.	1,000	1,000	0	0%
Alhomoud, Adnan A.	11,000	11,000	0	0%
Alhomoud, Hala A. and Alhomoud, Adnan A.	1,000	1,000	0	0%
Alhomoud, Hiba A. and Alhomoud, Adnan A.	1,000	1,000	0	0%
Aminya, Dan	1,000	1,000	0	0%
Anderson, Scott	3,000	3,000	0	0%
Anslow, Richard I.	50,000	5,000	45,000	*

Avnel, Namdar	1,000	1,000	0	0%
Baker, Melionda L.	1,000	1,000	0	0%
Barrett, Jay C. and Barrett, Winnie M.	1,000	1,000	0	0%
Blair, Abbie	500	500	0	0%
Carlson, Chris	1,000	1,000	0	0%
Carlson, Eric C.	2,000	2,000	0	0%
Carpenter, Bonnie L. and Jezowski, Jerry J.	1,500	1,500	0	0%
Channel, Amani	1,000	1,000	0	0%
Clean Energies Tech (3)	3,030,000	30,000	3,000,000	4%
Cole, Ronald B. and Cole, Hermelinda	1,000	1,000	0	0%
Connelly, Richard	15,000	5,000	10,000	*
Creative Sports Enterprises (2)	1,000	1,000	0	0%
Dorffi, Wade	1,000	1,000	0	0%
Duncan, Taryn R.	1,000	1,000	0	0%
Eaton, Gary S. (9)	10,000	5,000	0	*
Eric Gregory Holdings (5)	10,000,000	5,000	9,995,000	14%
Evans, Daniel D.	500	500	0	0%
Feinstein, Donald L.	1,000	1,000	0	0%
Folkman, David	1,000	1,000	0	0%
Gandiglio, Aldo	1,000	1,000	0	0%
Gibson, Paul W.	1,000	1,000	0	0%
Global Alpha, LLC (6)	31,000,000	5,000	30,995,000	44%
Greenwood, Robert	2,000	2,000	0	0%
Hall, Jerome W. and Hall, Loretta E.	1,000	1,000	0	0%
Harris, Roderic E.	2,000	2,000	0	0%
Harrison, Michael	2,000	2,000	0	0%
Hobbins, Jeannette M.	1,000	1,000	0	0%
Holland, Diane Claire	1,000	1,000	0	0%
Hunt, Clifford (10)	100,000	5,000	95,000	*
Ingargiola, Luisa (4)	10,000,000	5,000	9,995,000	14%
Jaclin, Gregg E. (7)	40,000	5,000	35,000	*
Jeffery, Mike and Judy	500	500	0	0%
Jones, Douglas Ray	1,000	1,000	0	0%
Kakadiya, Ramba and Pravin	5,000	5,000	0	0
Kaltenbach, Robert J.	1,000	1,000	0	0%
Kaltian, Asher	1,000	1,000	0	0%
Kilbourne, III, William E.	1,300	1,300	0	0%
Knapp, Myron V.	1,000	1,000	0	0%
Lentini, Joseph A. and Lentini, Gloria J.	1,000	1,000	0	0%
Lisa, Petr	1,000	1,000	0	0%
Malzone, Jeffrey J. and Malzone, Linda R.	1,000	1,000	0	0%
McLeod, Sherepta Chroninger	1,000	1,000	0	0%
McNab, John	6,000	6,000	0	0%
Medail, Patrizia	1,000	1,000	0	0%
Mendpara, Bharat and Padma	3,000	3,000	0
Moore, Jr., Daniel D.	1,000	1,000	0	0%
Morgan, Craig E.	1,000	1,000	0	0%
O'Loughlin, Ruth	15,000	5,000	10,000	0
Oman, Frances	1,000	1,000	0	0%
Paoloni, Joseph A.	5,000	5,000	0	0%
Paoloni, Margaret	5,000	5,000	0	0%
Paul, Jerry	60,000	5,000	55,000	*
Paulson, Raymond	5,000	5,000	0	0%
Pedrino, Helen	1,000	1,000	0	0%
Pedrino, William and Leva	1,000	1,000	0	0%
Pedrino, William and Leva	1,000	1,000	0	0
Peterson, Keith H.	4,200	4,200	0	0%
Peterson, Leslie S.	1,000	1,000	0	0%
Pnina, Aminia and Abraham	1,000	1,000	0	0%

Potter, Craig	1,500	1,500	0	0%
Rees, Milton D. and Rees, Vera M.	1,000	1,000	0	0%
Robbins, Jeffrey and Robbins, Patricia	1,000	1,000	0	0%
Rogers, Steve William and Rogers, Stacy Ann	1,000	1,000	0	0%
Rumschlag, Henry B.	1,500	1,500	0	0%
Rumschlag, James H.	1,500	1,500	0	0%
Rumschlag, Shirley A.	500	500	0	0%
Scalmanini, Steve G.	1,000	1,000	0	0%
Sharp, Curtis	5,000	5,000	0	0%
Soviar, Gerald and Soviar, Mary Ann	1,500	1,500	0	0%
Stock, Clifford A.	1,500	1,500	0	0%
Wiedmann, Connie J.	1,000	1,000	0	0%
Wilson, Robert	30,000	5,000	25,000	*
Yokley, Phillip E. and Yokley, Ruby Lee	1,000	1,000	0	0%
Ziehe, Helmut and Ziehe, Susannah R.	1,000	1,000	0	0%

* Less than 1%.

(1) Based on 67,884,500 shares currently outstanding.
(2) Creative Sports Enterprises is owned and controlled by Ed Ingargiola who has investment control over its shares of our common stock.
(3) Clean Energies Tech is owned and controlled equally by Dr. Ruggero Santilli, Carla Santilli, Ermanno Santilli and Luisa Ingargiola who have investment control over its shares of our common stock.  Dr. Ruggero Santilli, Carla Santilli and Luisa Ingargiola are officers and/or directors of MagneGas.
(4) Luisa Ingargiola is our Chief Financial Officer and Director.
(5)  Eric Gregory Holdings is owned and controlled by Bo Linton who has investment control over its shares of our common stock.
(6) The sole members of Global Alpha, LLC and Global Beta, LLC are Luisa Ingargiola and Ermanno Santilli and therefore they have investment control over its shares of our common stock.
(7) Gregg E. Jaclin is a partner at Anslow & Jaclin, LLP, legal counsel for MagneGas, Inc. with regard to this registration statement, and was issued 40,000 shares for legal services rendered.
(8) Richard I. Anslow is a partner at Anslow & Jaclin, LLP, legal counsel for MagneGas, Inc. with regard to this registration statement, and was issued 50,000 shares for legal services rendered.
(9) Gary S. Eaton is an associate at Anslow & Jaclin, LLP, legal counsel for MagneGas, Inc. with regard to this registration statement, and was issued 10,000 shares for legal services rendered.
(10) Clifford Hunt is an attorney with Clifford Hunt PA and is legal counsel for the Santilli family.  He was issued 100,000 shares for legal services rendered.

To our knowledge, except as set forth below, none of the selling shareholders or their beneficial owners:

-	Has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	Has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	Are broker-dealers or affiliated with broker-dealers.

The following sets forth the relationships between the selling shareholders and our officers and directors:

Gary Linton-	father of Bo Linton
Michelle Linton-	sister of Bo Linton
Robert Sylvander-	uncle of Bo Linton
Karen Baker-	mother in law of Bo Linton
Robert Gephardt-	father in law of Bo Linton
Aldo Gandiglio-	brother of Carla Santilli
Patricia Medail -	sister in law of Dr. Ruggero and Carla Santilli
Luisa Ingargolia	daughter of Carla and Dr. Rugerro Santilli
Ed Ingargiola-	husband of Luis Ingargiola
Carla Santilli-	wife of Dr. Rugerro Santilli
Ermanno Santilli-	son of Carla Santilli and Dr. Rugerro Santilli

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. However, sales by selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of  April 10, 2008  is as follows:

NAME	AGE	POSITION

Dr. Ruggero Maria Santilli	72	Chairman Of the Board, Chief Executive Officer
Bo Linton	37	President, Director
Luisa Ingargiola	40	Chief Financial Officer, Secretary, Director
Carla Santilli	67	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Dr. Ruggero Maria Santilli, Chairman of the Board, Chief Executive Officer.  Dr. Santilli was born and educated in Italy where he achieved his Ph.D., in mathematics and physics, as well as a chair in nuclear physics at the Avogadro Institute in Turin, Italy. In 1967 Santilli was invited by the University of Miami in Florida to conduct research for NASA and he moved with his family to the U.S.A. where he subsequently became a U.S. citizen. In 1968 he joined the faculty of Boston University, under partial support from the U.S. Air Force, where he taught physics and applied mathematics from prep courses to seminar post-PhD. courses. In 1975-1977 he went to MIT and from 1978 to 1983 he was a member of Harvard University faculty where he received five grants from the U. S. Department of Energy to study a generalization of quantum mechanics and chemistry needed for new clean energies and fuels. Since 1984 he has been the President of the Institute for Basic Research, originally located in a Victorian inside Harvard University grounds and moved to Florida in 1990.  Since his time at Harvard University he studied new clean energies and related chemistry.

Dr. Santilli is the author of over 250 technical articles and 18 post Ph.D. level monographs in mathematics, physics, cosmology, superconductivity, chemistry and biology published the world over. He is the founding editor of three journals in mathematics and physics and editor of several others.

Dr. Santilli is also internationally known for the discovery of the basic science and for the industrial development of the "Santilli MagneGas Technology" of which he remains the chief scientist with associate scientists from some developed nations.

Dr. Santilli is the recipient of various honors, including: his nomination by the Estonia Academy of Sciences among the most illustrious applied mathematicians of all times; two gold metals for scientific merits; the listing as "Santilli Hall" of a class room at an Australian research center; and nominations for the Nobel Prize in physics as well as in chemistry from scientists the world over. A scientific meeting was organized in June 2005 at the University of Karlstad, Sweden, to honor Prof. Santilli on his 70th birthday with participation of scientists from 50 countries.

Bo Linton, President and Director. Mr. Linton has served as President and Director since April 2007. On May 7, 2007 Mr. Linton presented the MagneGas Technology at the United Nations in New York City as an invited guest speaker. Prior to MagneGas Corporation’s incorporation in Delaware, Mr. Linton led the development of the business plan.

In November 2005 Mr. Linton founded Carbon Jungle and served as President and CEO of the public company Carbon Jungle, Inc. Mr. Linton created this environmentally green company with the vision of improving the environment by planting trees while developing business with renewable resource energies. During 2006 Mr. Linton was a co-executive producer of the feature film “Living Luminaries” a spiritual docudrama shown in theaters in 2007. In 2005 Mr. Linton served as the President of Seamless Skyyfi, Inc., a wholly owned subsidiary of the public company Seamless Wi-Fi, Inc. In 2001 Mr. Linton founded Berserker Entertainment, Inc. Mr. Linton served as Chairman of the Board for this production, distribution, and HD post-production facility until 2004. In 2001 he produced his first feature film which he was the writer/director/producer and lead actor of this feature entitled, "Ronny Camaro and Seven Angry Women." Time Warner and Pay-Per-View In Demand where amongst those that licensed this “one of the first” HD movies.

In 1998, Mr. Linton founded International Capital Group, Inc. and created a highly successful mergers and acquisitions firm. Under his leadership as President and CEO, the company completed numerous mergers and acquisitions with private and publicly traded companies. Mr. Linton received his Bachelor's degree from Louisiana State University in the spring of 1994. Some of his studies included: Economics, Finance, Environmental Science, Theater, Business Law, Real Estate, Speech, and Theater.

Luisa Ingargiola, Chief Financial Officer, Secretary and Director and the daughter of Dr. Ruggero Maria Santilli .  Luisa Ingargiola graduated in 1989 from Boston University with a Bachelor Degree in Business Administration and a concentration in Finance.  In 1996 she received her Master's Degree in Business Administration from the University of South Florida.  In 1990 she joined Boston Capital Partners as an Investment Advisor in their Limited Partnership Division.  In this capacity, she worked with investors and partners to report investment results, file tax forms and recommend investments.

In 1992 she joined MetLife Insurance Company as a Budget and Expense Manager.  In this capacity she managed a $30 million dollar annual budget.  Her responsibilities included budget implementation, expense and variance analysis and financial reporting.  In 2007 she began work on the MagneGas Corporation business plan in preparation for her new role as CFO.

Carla Santilli, Director and the spouse of Dr. Ruggero Maria Santilli . Carla Santilli holds a Master Degree in Human Services Administration from the School of Social Work of Boston University. She held positions of Clinical Social Worker and Community Programs Coordinator for the State of Massachusetts.  Since the late 1980's Mrs. Santilli has been employed as President and Chief Executive Officer of Hadronic Press, Inc, a physics and mathematics academic publishing company.  In this capacity, Mrs. Santilli has directed the growth of this company from start-up to become one of the world's leading physics and mathematics publishing companies. Books and journals published by Hadronic Press can be found in all of the leading University libraries across the world.  Mrs. Santilli has been involved in the private sector as grant administrator and public relations specialist in the fields of academic publishing and environmental sciences.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of April 10, 2008, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Global Alpha LLC 90 Eastwinds Ct Palm Harbor, FL 34683	31,000,000	46%
Common Stock	Global Beta LLC 90 Eastwinds Ct Palm Harbor, FL 34683	10,000,000	15%
Common Stock	Eric Gregory Holdings, Inc. 502 East John Street Carson City, NV 89706	10,000,000	15%
Common Stock	Luisa Ingargiola (1) 4826 Blue Jay Circle Palm Harbor FL 34683	54,030,000	79%
Common Stock	Ermanno Santilli 90 Eastwinds Ct Palm Harbor, FL 34683	44,030,000	64%
Common Stock	Dr. Ruggero Maria Santilli (2) 90 Eastwinds Ct Palm Harbor FL 34683	3,130,000	4%
Common Stock	Carla Santilli (3) 90 Eastwinds Ct Palm Harbor FL 34683	3,030,000	4%
Common Stock	Bo Linton (4) 520 The Village #411 Redondo Beach, CA. 90277	10,000,000	15%
Common Stock	All executive officers and directors as a group (4 in number)	64,230,000	95%

*   Less than one (1%) percent.

(1)
Luisa Ingargiola and Ermanno Santilli’s shares  shares are held as follows: as sole members of Global Alpha LLC, they beneficially own 31,000,000 shares, as sole members of Global Beta they beneficially owns 10,000,000 shares, as shareholders of Clean Energies Tech Co. they beneficially own 3,030,000 shares and Luisa Ingargiola owns 10,000,000 shares individually.

(2)
Dr. Santilli beneficially owns 3,030,000 shares as a shareholder of Clean Energies Tech Co. and 100,000 individually from the licensing of intellectual property to MagneGas, which consists of all relevant patents, patent applications, trademarks and domain names .

(3)	Carla Santilli beneficially owns 3,030,000 shares as a shareholder of Clean Energies Tech Co.
(4)	Bo Linton beneficially owns 10,000,000 shares as the principal of Eric Gregory Holdings, Inc.

The percent of class is based on 67,884,500 shares of common stock issued and outstanding as of April 10, 2008 .

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of April 10, 2008 , 67,884,500 shares of common stock are issued and outstanding and held by 144 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Preferred Stock

As of April 10, 2008 , 2,000 shares of our preferred stock are issued and outstanding and held by 1 shareholder.   Preferred Stock has liquidation and dividend rights over Common Stock, which are not in excess of its par value.  The preferred stock has no conversion rights or mandatory redemption features .  Holders of our preferred stock are entitled to one hundred thousand (100,000) votes for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. Preferred stock has been issued as Series A preferred stock, and has liquidation and dividend rights over common stock, which are not in excess of its par value. As of April 10, 2008 , there are 2,000 shares of preferred stock issued and outstanding. The preferred stock has no conversion rights or mandatory redemption features. Each share of preferred stock is entitled to 100,000 votes. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Richard I. Anslow and Gregg E. Jaclin, partners at Anslow & Jaclin, LLP own 50,000 shares, and 40,000 shares respectively, in MagneGas Corporation. Gary S. Eaton , an associate at Anslow & Jaclin, LLP owns 10,000 shares in MagneGas Corporation.  Of such amounts, 5,000 shares each are being registered as part of this prospectus.

The financial statements included in this prospectus and the registration statement have been audited by  Pender Newkirk & Company, LLP certified public accountants and Gately & Associates, LLC certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

MagneGas Corporation, a development stage enterprise, (the "Company"), formerly 4307, Inc, was incorporated in the state of Delaware on December 9, 2005 for the purpose of locating and negotiating with a business entity for a business combination.

On April 2, 2007 (the "Effective Date"), pursuant to the terms of a Stock Purchase Agreement, Clean Energies Tech Co. purchased a total of 100,000 shares of the issued and outstanding common stock of the Company from Michael Raleigh, the sole officer, director and shareholder of the Company, for an aggregate of $30,000 in cash and the assumption of liabilities ($2,500).  The total of 100,000 shares represented all of the shares of outstanding common stock of the Company at the time of transfer.

Prior to the above transaction, Clean Energies Tech Co and the Company were essentially shell companies that were unrelated, with no assets, minimal liabilities, and no operations.  As a result, the 100% change in control was recorded as a private equity transaction and no goodwill was recorded, as no assets were required and minimal liabilities were assumed.  On May 12, 2007, subsequent to the date of purchase, the company effected a recapitalization, whereby 67,052,000 shares of common stock were issued to founding members of the organization.  As the company determined that the shares had no value, stock and additional paid in capital were increased and decreased by the par value of the stock issued .

DESCRIPTION OF BUSINESS

General

Our plans are to recycle city sludge, animal manure, and other liquid waste materials into a clean burning biogas that can be used to operate machinery designed to use natural gas or  used for a metal cutting fuel , and a sterilized and filtered liquid for fertilization or irrigation water.  We will recycle liquid waste materials in an environmentally beneficial manner and yield by-products that are environmentally acceptable and profitable.  The current processes for cleaning city sludge and farm manure involve the use of filtration systems with leaching fields, field spreading or by adding costly chemicals, which are not cost-effective, and may result in damage to the environment. In comparison, the use of our PlasmaArcFlow proprietary technology to recycle city sludge and farm manure generates biogas which can be used as an alternative to natural gas, or as an additive to natural gas and irrigation water.

We will manufacture PlasmaArcFlow Recycler equipment, a specially designed refinery, to convert hazardous liquid waste materials into useful products. MagneGas technology can be applied in agricultural, industrial, commercial, municipality and household market sectors to dispose of liquid waste materials in an environmentally beneficial and profitable manner. Technology applications can be made to mega-farm management of animal waste, municipalities' treatment of sewage and sludge, food manufacturers' disposal of organic waste, urban disposal of used vegetable oil and petroleum-based waste.  MagneGas exhaust has been independently certified by Liphardt and Associates to surpass E.P.A. requirements without a catalytic converter.

We hold the exclusive License for North, South and Central America and all Caribbean Islands for all possible present and future use, manufacture, advertisement, promotion, and sale of all possible future products, parts, services and all possible present and future biogas derivable from liquid feedstock via the proprietary PlasmaArcFlow Process.   The technology related to this process has been licensed in perpetuity from a company effectively controlled by the father of the majority shareholder (see Risk Factors).

MagneGas technology products include:

    1.    "Green" disposal of almost any bio-contaminated liquid waste;
    2.    Generation of a clean-burning biogas;
    3.    Production of non-potable water; and
    4.    Production of coal particulates.

Products and Services

The MagneGas Recycler converts waste materials into biogas, sterilized water, and coal particulates.
The Recycler is largely composed of off-the-shelf hardware and components.

The plasma chamber and control module are the proprietary systems that are the heart of the Recycler and provide the means to achieve high temperature, pressurized conditions to disrupt the materials to their atomic level and to destroy their waste properties.

There are three different classes of recyclers:

1) "Total Recyclers" are intended for the complete elimination of unwanted liquid waste via their re-circulation through a submerged electric arc. The waste is converted into MagneGas, usable heat and a small carbon residue.

2) "Linear Recyclers" are intended for the sterilization of bio-contaminated liquid wastes (such as city or ship sewage) via its single passage through one or more electric arcs. This results in the production of MagneGas, plus 95% of the original liquid in the form of clean filtered and sterilized water excellent for irrigation and a carbon residue. A reverse osmosis is optional for the release of potable quality waters.

3) "Total-Linear Recyclers" are intended for the processing of dense farm manure and ship or city sludge via their treatment in the Total Mode until the entire liquid is sterilized and its solid content is carbonized. The liquid is then processed in the Linear Mode for the removal of carbonized solids and completes other processes as may be required by local environmental authorities. This process results in MagneGas, a carbon residue and clean filtered and sterilized water that can be used for fertilizer or irrigation.

Services

We manufacture PlasmaArcFlow Recycler equipment to convert liquid hazardous and toxic waste materials into useful products, and then provide cost-effective solutions to waste disposal problems.  MagneGas technology can be applied in agricultural, industrial, commercial, municipality and household market sectors to dispose of waste materials in an environmentally beneficial and profitable manner. MagneGas can also be sold as a metal cutting fuel.

Technology applications include disposal of mega-farm animal waste, treatment of municipalities sewage and sludge, disposal of food manufacturer organic waste, disposal of used vegetable oil and petroleum-based waste. We provide service solutions to customers for waste disposal problems, and distribute the by-products of the recycling process to end-users through existing infrastructures.

Research and Development

Product and Performance Improvement

The near-term research and development (“R&D”) objective is to develop a new support station that can be added to all Recyclers for the separation of MagneGas into Hydrogen and a residual biogas . This station is projected to be operational in the third year of the forecasts.

The PlasmaArcFlow recycler models will be continually improved to optimize effectiveness of the applied licensed technology and the operational cost efficiency. This will be accomplished by using data gathered from operating units and modeling the effect of modifications.

For the period December 9, 2005 (date of inception) through December 31, 2007 we have not incurred significant expenditures for research and development .

Revenue Streams

Our primary approach is to produce PlasmaArcFlow Recyclers, to keep their ownership via a service companies to be incorporated and activated following investment funding, and to sell the services afforded by said Recyclers to customers for waste disposal and  biogas gas generation. By selling services, through its Service Company, MagneGas Corporation maintains the recycler as an asset on the books and generates recurring revenue from the service contracts. This basic strategy is complemented by the sale of a limited number of Recyclers to selected customers, in partnership or joint-venture arrangements.

The MagneGas Service Company will provide the Recycler production, marketing, sales, distribution, installation, operation, maintenance and retirement programs.  There will be some select direct sales of PlasmaArcFlow recyclers depending on the individual circumstances.

The MagneGas Service Company will establish working relationships with local and national gas distributors and metal cutting industry gas distributors to access their distribution networks to minimize function duplication and cost inefficiencies.

To date we have not generated any significant revenues related to the MagneGas process .

Marketing

The marketing strategy is to produce MagneGas Recyclers, maintain direct or indirect ownership of the recyclers via service companies to be incorporated and activated after MagneGas Corporation is funded, and sell waste disposal and by-product sales services to customers.

By the middle of 2008, we intend to construct an Industrial PlasmaArcFlow Recycler System for generating metal cutting biogas and to initiate the construction of a PlasmaArcFlow Recycler which will be installed at a Wastewater Processing Facility in Florida. The focus of the initial 12 months of MagneGas Corporation operation is the construction, testing and implementation of a production turn-key operating waste conversion facility that can be replicated continuously at other locations across America.   This will be accomplished through modifications of the existing prototype PlasmaArcFlow, until further funds are attained through secondary offering of common stock for the purpose of raising additional capital.

By the middle of 2008, we intend to construct an Industrial PlasmaArcFlow Recycler System for generating metal cutting fuel and to initiate the construction of a PlasmaArcFlow Recycler which will be installed at a Wastewater Processing Facility in Florida. The focus of the initial 12 months of MagneGas Corporation operation is the construction, testing and implementation of a production turn-key operating waste conversion facility that can be replicated continuously at other locations across America.

Metal cutting establishments and distributors , megafarms, bio-diesel producers, municipalities, and resorts and cruise lines will be target customer markets for our services contracts and selective sales of Recyclers.  Municipal Health hazards caused by dumping infectious sludge on land and in land-fills, and increasing disposal costs provide mounting pressure to find alternative sludge waste disposal methods. MagneGas Corporation has a solution to the sludge disposal problem and is prepared to offer it to municipalities as an economic alternative to current practices.

Similarly, farmers are confronted with environmental violations and health hazards associated with current practices for disposing of animal waste.  The current practices involve use of leach fields and lagoons or spreading waste on land, which poses an environment hazard and prevents use of the land for more useful purposes. The use of MagneGas Recyclers to process animal manure can reduce exposure to environmental and health hazards, allow more productive use of farm land, reduce environmental fines, and provide increased income from the by-products generated by the Recycler.

Promotional activities include advertising, personal selling, public relations, and sales promotion through demonstrations of Recycler operation. An initial "hot contact" list of potential customers has been compiled by MagneGas and the Service Company to provide the initial marketing thrusts in target market segments. Marketing materials, such as tri-fold advertising and equipment brochures will be distributed via various media.

Demonstrations of Recycler operations and results are highly effective promotional events. Observers can see what goes in and what comes out of the Recycler in a convincing demonstration of the effectiveness of the licensed technology.

Promotional efforts will focus on target markets of municipalities and farm sewage, sludge and animal waste disposal. Environmental constraints are becoming more pronounced by regulation of municipality and farm waste disposal methods to the point of shutting down current operations. The MagneGas licensed technology can be the solution to the waste disposal problems and allow more effective operation of waste treatment facilities and farming operations.

Competition

There are several other companies that recycle or dispose of liquid waste.  These companies have been in business for many years.  They use traditional disposal methods such as anaerobic digesters, industrial drying facilities for sludge and manure, chemical additives to eliminate bio-contaminants and also include trucking companies that dispose of liquid waste in municipal solid waste facilities.  These companies have long established relationships with their customers and some also create a methane gas that is used as an alternative fuel.  Therefore it may be challenging to enter the market and forge new contracts with facilities that have existing relationships.

Employees

We currently have no full-time employees and one part-time employee aside from our officers and directors.  We intend to engage consultants as needed in the future.

Description of Property

We presently lease on a month-to-month basis our principle offices at 35246 US Highway 19 North, #311 Palm Harbor Florida 34684 and the telephone is (727) 934-9593.  We are considering leasing a small warehouse with an attached office.  The current location will be sufficient for our manufacturing needs and to operate our current business.  We anticipate that we will secure these facilities under a long-term contract in the near future .

MANAGEMENT DISCUSSION AND ANALYSIS

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

Overall Plan

Our overall plan of operation for the next twelve months is to install three Plasma Arc Flow demonstration centers.  One will be installed in a municipal sewage treatment facility to process sludge, one will be installed in a dairy or hog farm to process manure and one will be built and used as a mobile refinery for the metal cutting market. These demonstration centers will be used to promote our core business strategy.  In addition, during the next twelve months, we intend to pursue equity financing using our shares of common stock and to pursue several state grants for these types of projects.

First Quarter 2008

       We have engineering design drawings of our PlasmaArcFlow module and have begun construction of our PlasmaArcFlow mobile center that will be used in the metal cutting market.  We began to operate our prototype Plasma Arc Flow demonstration center to produce MagneGas to sell as a metal cutting biogas .

Second Quarter 2008

       We will begin construction of a PlasmaArcFlow demonstration center to process sludge at a local municipality.  We will complete construction of our Plasma Arc Flow demonstration center for the metal cutting market and we will begin selling biogas to the Metal Cutting market.  We intend to actively recruit new Board members with appropriate experience and hire a corporate staff. We will file our S-1/A registration statement and upon completion of same we intend to raise additional funds through debt or equity financing and government grants to support our efforts .

  Third Quarter 2008

       We will further promote and sell the benefits of MagneGas for the metal cutting market and expect to sign at least six new customers for the purchase of our metal cutting biogas .

       We will install our Plasma Arc Flow demonstration center at a local Florida sewage treatment facility to process human sludge and will begin demonstrations of our mobile refinery for the metal cutting biogas market. We will also begin construction of a PlasmaArcFlow refinery that will be placed at a local megafarm to process manure. We will continue to pursue additional equity financing through our public offering.  We will aggressively pursue sales through a marketing plan that fully leverages our demonstration centers and we will hire additional operational staff and manufacturing staff in anticipation of new sales and will expand our current facility to accommodate our space needs .

Fourth Quarter 2008

       By the fourth quarter of 2008, we will be actively selling MagneGas in Florida for metal cutting; we will be fully operational at a local Florida sewage treatment facility and processing city sludge and creating biogas.  We will complete construction of our PlasmaArcFlow refinery that will be placed on a local farm to process manure and will we will continue demonstrations using our mobile refinery for the metal cutting market.  We will aggressively pursue our marketing and sales plan to fully leverage our demonstration centers.  We expect to obtain several service contracts during this quarter as potential customers view first hand the operation of our equipment at an industrial level.   We will continue to hire operational staff and manufacturing staff in anticipation of potential new sales .

The foregoing represents our best estimate of our current planning, and is based on a reasonable assessment of funds we expect to become available. However, our plans may vary significantly depending upon the amount of funds raised and status of our business plan. In the event we are not successful in reaching our initial revenue targets, additional funds may be required and we would then not be able to proceed with our business plan as anticipated. Should this occur, we would likely seek additional financing to support the continued operation of our business.

We anticipate that our funds will be expended in the course of demonstrations, selling efforts and administrative.   In addition to the amount raised ($157,500) we secured $30,000 in debt financing from a stockholder.  Management believes that the total amount raised ($187,500) is sufficient to provide for the projected expenses for the next twelve months are as follows:

Site Demonstration, including equipment rentals	$50,000
Capital Expenditure for assets	5,000
Consultation and Grant Writing	30,000
Legal expenses in attaining SEC compliance	40,000
Audit and PCAOB accountant review	30,000
Miscellaneous	32,500
Total	$187,500

We may issue stock in payment of some of the above expenses; however our plan does not require the use of stock as payment to be successful. Management believes that minimum funding has been attained to meet the minimum level to perform the intended functions described. Additional equity funding is desirable for the specific purpose to build PlasmaArcFlows in advance and maintain an inventory supply. In the event that additional equity is not attained, the business revenue cycle will be lengthened and or alternative financing or leasing will be needed .

Subsequent to the presented financial information, demonstrations and submission of grant proposals have begun,as planned. Currently demonstrations are being scheduled with costs being reimbursed to MagneGas. In the event that additional funding is not attained, management believes that planned objectives can be achieved.

Management believes that the current success in raising capital has established a minimum amount necessary to continue SEC reporting and continue an alternative plan of grant proposals to attain revenue to support the operations and provide resources for future demonstrations. This would provide an alternative and best effort to achieve the operating plan, in the event of not attaining the levels of capital necessary to implement the full plan. The Company believes the amounts raised should be adequate to maintain the alternative plan, sustaining operations for greater than one year.

We estimate that we will require approximately $4 million to fully fund our plan of operations.   Upon registration of our common stock with the Securities and Exchange Commission we anticipate a secondary offering of our common stock.   Our offering will be consistent with our previous private placement offering.  We anticipate the use of funds for the following:

PlasmaArcFlow for second municipality for the processing of waste flows	$2,000,000
PlasmaArcFlow for site at farm, for the processing of animal waste	2,000,000
Total Proposed Use of Funds	$4,000,000

Results of Operations

For the years ended December 31 , 2007 and 2006 and for the period December 9, 200 5 (date of inception) through December 31 , 2007.

Revenues

For the twelve month period ended December 31, 2007 and 2006 we generated no income from operations.   The only operating source of funds during the recent year was a raise of $ 157,500 from the sale of 157,500 shares of common stock.

General and Administrative Expenses

General and administrative costs were incurred, primarily for professional expenses, in the amount of $ 420,621 and $422,471 for the year ended December 31 , 2007 and for the period ended December 9, 2005 (date of inception) through December 31 , 2007, respectively.  This compared to $1,450 and $1,450 for the year ended December 31 , 2006 and for the period December 9, 2005 (date of inception) through December 31, 2006 , respectively.   The change was due to the implementation of our business plan resulting in an increase in professional expenses; primarily the recognition of stock compensation in the amount of $ 330,000 included in the period ended December 31, 2007 .

Research and Development

There have been no research and development expenses incurred to date and management does not believe that there will be significant expenses in future.   However, related to our licensing agreement, discussed above, we have a purchase option, as more fully described in the notes to the financial statements, to acquire the intellectual property related to the MagneGas technology.  The exercise of this option will depend on our ability to raise capital as described above . The PlasmaArcFlow is an established product that has been tested through years of research and development process.  Management does not believe that these demonstrations and possible future service contracts would require any additional material modifications to the existing PlasmaArcFlow, in the immediately anticipated conditions of industrial use.

The near-term research and development (“R&D”) objective is to develop a new support station that can be added to all Recyclers for the separation of MagneGas into Hydrogen and a residual biogas .  This station is projected to be operational in the third year of the forecasts.

Net Loss

The general and administrative costs that were incurred resulted in the net loss in the amount of $420,621, and $422,471 for the year ended December 31 , 2007 and for the period December 9, 200 5 (date of inception) through December 31 , 2007, respectively.   This compared to the net loss of $1,450 for the year ended December 31, 2006 .  No revenues were generated for the periods to offset the costs incurred.  The increase in the period over period net loss was related to the recognition of $ 330,000 of stock compensation for professional services.

Subsequent Events

In effort to achieve revenue plans, subsequent to December 31, 2007, we have sold MagneGas as a metal cutting biogas. We have received firm orders from four entities for the biogas produced from waste.  We have additional non-binding letters of intent to process liquid waste based on proposals and our demonstrations.  The non-binding letters of intent include a defined time and place with resulting revenue earning structure.  To fund this sale, the firm orders, and existing non-binding letters of intent, the Company has raised $157,500 in cash proceeds via sales of common stock during 2007, and raised an additional $30,000 in cash proceeds from a shareholder loan subsequent to December 31, 2007.Additionally, to deliver on these orders we have the commitment of three persons dedicated to the fulfillment of orders and it is headed by a well known industry consultant, whom we have attained to help develop operating guidelines as well as being instrumental in the marketing and development of our brand offering .

To expand understanding of our efforts and progress in generating revenue :

Metal Cutting Biogas:  To date we have sold 42 bottles of metal cutting biogas for approximately $2,355.  Marketing efforts are being concentrated on industry wholesalers to utilize their established customer base and distribution channels.  Our current operations in new facilities (entered into temporary month to month agreement, which will be formalized into a long-term agreement) have been set up for expansion.  We estimate current operations have capacity for 400-500 bottles to be processed per week.  Our new facilities allow us the flexibility to ramp up for greater volume, as market interest is anticipated to increase .

Letter of Intent: A non-binding letter of intent was agreed, in principal with a local municipality's water treatment facility.   The agreement calls for a 12 month testing period to process 1/3 of the City's bio-solids waste flow.  Our existing prototype equipment is being modified for the specifics required for this project.   Revenue will be generated at the defined price of $.0171 per gallon processed, as determined by the City's flow meters.  At this time we are unable to accurately estimate the volume that will be processed.   Upon completion of the 12 month test the contract will be evaluated and subject to renegotiation. No date has been determined when this project is to commence .

Contractual Obligations

None.

Anticipated Future Expenses from Operations

The current financial statements presented primarily include costs of professional fees in the efforts and requirements of public reporting.   Subsequent to the year end the demonstration phase of the plan has been completed, resulting in orders, the commencement of production, and the initial shipments of metal cutting biogas.  Due to the execution of the plan , there is expectation that future results will be significantly different.   The current expenses are comparable to future costs to be associated with public filing requirements but are not indicative of the expenditures required for the execution of the business plan .  The success of the previous and future demonstrations is the basis of current and future service contracts, which will require material purchases in fulfillment of the revenue contracts.

Liquidity and Capital Resources

We are currently financing our operations primarily through cash generated by the sale of stock through a private offering. We believe we can not currently satisfy our cash requirements for the next twelve months with our current cash and expected revenues from our private placement and sales, respectively. However, management plans to begin generating revenue and obtain additional financing in order to sustain operations for at least the next twelve months. Completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. Even without significant revenues in the next twelve months, we anticipate that proceeds received from our securities sales and the subsequent attainment of proceeds from debt financing will enable MagneGas to continue with the plan of operations until the revenues will support operations and expansion .

In the event we are not successful in reaching our initial anticipated revenue targets, additional funds may be required, and we would not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we would incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from our services to cover our operating expenses. Consequently, there is substantial doubt about the Company’s ability to continue to operate as a going concern.

As reflected in the audited financial statements, we are in the development stage, and have an accumulated deficit from inception of $ 422,471 and have negative cash used in operations of $ 88,568 from inception. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The audited financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

At December 31, 2007 the Company had approximately $ 76,232 in cash to meet current obligations. The Company may rely upon the issuance of common stock and additional capital contributions from shareholders to fund administrative expenses until operations commence.

       Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern. Efforts will be made to raise additional capital, through offerings of its securities and its abilities to secure debt financing. Management believes that through stock sale and financing efforts the company believes that it has raised sufficient capital to achieve the initial anticipated targets of the operating plan .

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations.  SFAS No. 141(R) changes the way that companies account for business combinations.  More assets and liabilities assumed will be measured at fair value as of the acquisition date; liabilities related to contingent consideration will be re-measured at fair value in each subsequent reporting period; and an acquirer will expense acquisition-related costs as opposed to capitalizing them.  SFAS No. 141(R) is effective for business combinations consummated in fiscal years beginning subsequent to December 15, 2008 with no early adoption permitted.  The Company does not expect the adoption of SFAS No. 141(R) to have a material impact on its financial condition or results of its operations .

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  We do not expect the adoption of SFAS No. 157 to have a material impact on its financial condition or results of its operations .

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  We do not expect the adoption of SFAS No. 159 to have a material impact on our financial condition or results of our operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, effective for fiscal years beginning after December 15, 2006.  FIN 48 requires a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately.  A tax benefit will be recognized only if it meets a "more-likely-than-not" recognition threshold.  For tax provisions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.  There was no material impact on our overall results of operations, cash flows or financial position from FIN 48 .

Critical Accounting Policies

We prepare our financial statements in conformity with generally accepted accounting principles in the United States of America. These principals require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).  We had no common stock options or common stock equivalents granted or outstanding for all periods presented .

We issue restricted stock to consultants for various services.  For these transactions, we follow the guidance in EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services".  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   For the periods ended December 31, 2007, 2006 and for the period December 9, 2005 (date of inception) through December 31, 2007, the Company recognized $330,000, $0, and $330,100 in consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  All stock issued during 2007 to consultants was for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with these transactions as of December 31, 2007.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at 35246 US Highway 19 North, #311 Palm Harbor, Florida, 34684 and the telephone number is (727) 934-9593. We maintain this space for a fee of $30 per month.  We are currently seeking to lease space in our local area that will be sufficient for our manufacturing needs and to operate our current business. We have not yet entered into a lease.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard I. Anslow and Gregg E. Jaclin, partners at Anslow & Jaclin, LLP, legal counsel for MagneGas Corporation, own 50,000 shares, and 40,000 shares respectively, in MagneGas Corporation. Gary S. Eaton, an associate at Anslow & Jaclin, LLP owns 10,000 shares in MagneGas Corporation. The shares were issued in May 2007 for legal services rendered.

The Company entered into an agreement with a company, effectively controlled by the father of the majority shareholder, which will secure intellectual property licensing for North, South, Central America and all Caribbean Islands (“the Territories”), effective upon funding.  This intellectual property consists of all relevant patents, patent applications, trademarks and domain names.  The agreement became effective February 2008, when the Company issued 100,000 shares of common stock valued at $1.00 per share.  The term of the license agreement is in perpetuity for the above territories with the exception of (i) bankruptcy or insolvency of the Company (ii) the filing of the Company of a petition for bankruptcy (iii) the making by the Company of the assignment of the license for the benefit of creditors (iv) the appointment of a receiver of the Company or any of its assets which appointment shall not be vacated within 60 days thereafter (v) the filing of any other petition for the relief from creditors based upon the alleged bankruptcy or insolvency of the Company which shall not be dismissed within 60 days thereafter.   Additionally, the agreement triggered a 5 year consulting agreement with the inventor and owner of the intellectual property.  The terms of the consulting agreement will be determined within a reasonable period of time after the issuance of the above shares of stock.   The company will have the right to exercise a purchase option to acquire the intellectual property, within 5 years of the funding, at a defined purchase price of $30,000,000, which was determined by an internal valuation by the Company .

The Company has had limited need for use of office space or equipment.  Any use of office space or equipment supplied by related parties has, thus far, been immaterial.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we have 141 registered shareholders.

Rule 144 Shares

As of April 10, 2008 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.   After May 2008 , the 67,052,000 shares issued   for founding services in May 2007 will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  After May 2008 the 245,000 shares of our Common Stock issued for services in May 2007 will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

After October 2008, the 157,500 shares owned by our shareholders who received shares pursuant to our Regulation D 506 offering will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  Also after October 2008, the 85,000 shares issued to two shareholders for services will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 678,845 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Convertible Securities Grants.

To date, there is no common stock subject to outstanding warrants or any securities convertible into common stock.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On May 1, 2007 we ended our relationship with our former auditors, Gately & Associates, LLC, Certified Public Accountants, of Altamonte Springs, Florida and hired Pender Newkirk & Company LLP of Tampa, Florida, Certified Public Accountants, as our principal accountants. In connection with the audit of our financial statements for the fiscal year ended December 31, 2006, we did not have any disagreements with Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to their satisfaction, would have caused them to make reference to the disagreement in connection with their report. The report of Gately and Associates, LLC for the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, however was modified for uncertainty to continue as a going concern. The decision to change independent auditors from Gately and Associates, LLC to Pender Newkirk & Company LLP was approved by our Board of Directors.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from December 9, 2005 (date of inception) through December 31 , 2007.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Dr. Ruggero Maria Santilli, Chairman of the Board(1)
	2007	$0	$0	$0	$0	$0	$0	$0	$0

Bo Linton, President (2)	2007	$0	$0	$0	$0	$0	$0	$0	$0

Michael Raleigh, Former President, CEO, CFO, Chairman of the Board, and Secretary (3)	2006	$0	$0	$0	$0	$0	$0	$0	$0
	2007	$0	$0	$0	$0	$0	$0	$0	$0

Luisa Ingargiola, CFO (4)	2007	$0	$0	$0	$0	$0	$0	$0	$0

Carla Santilli, Director	2007	$0	$0	$0	$0	$0	$0	$0	$0

(1)	Dr. Santilli was appointed as CEO and Chairman of the Board on April 2, 2007.
(2)	Bo Linton was appointed as President on April 2, 2007.
(3)	Mr. Raleigh served as President and CEO from December 9, 2005 until Mr. Linton’s and Dr. Santilli’s appointment on April 2, 2007.
(4)	Luisa Ingargiola was appointed CFO and Director on May 4, 2007.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with any of our officers.

Director Compensation

We have provided no compensation to our directors for services provided as directors.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

Financial Statements

MagneGas Corporation
(A Development Stage Enterprise)

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

and

4307, Inc.
(a development stage company)

As of December 31, 2006

Report of Independent Registered Public Accounting Firm

Board of Directors
MagneGas Corporation
Palm Harbor, Florida

We have audited the accompanying balance sheet of MagneGas Corporation (a development stage enterprise) as of December 31, 2007and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007and for the period December 9, 2005 (date of inception) through December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements as of December 31, 2006 and for the year then ended and for the period December 9, 2005 (date of inception) through December 31, 2006 were audited by other auditors whose report dated March 15, 2007 included an unqualified opinion with an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.  The financial statements for the period December 9, 2005 (date of inception) through December 31, 2006 included a net loss of $1,850.  Our opinion on the statement of operations, changes in stockholders' deficit and cash flows for the period December 9, 2005 (date of inception) through December 31, 2007, insofar as it relates to amounts for the periods through December 31, 2006 is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting.   Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provided a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007 and for the period December 9, 2005 (date of inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America

As discussed in Note 5 to the financial statements, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB 109”, effective January 1, 2007.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company incurred a net loss of $420,621 for the year ended December 31, 2007 and a net loss of $422,471 for the period December 9, 2005 (date of inception) through December 31, 2007. As of December 31, 2007, the Company had $76,232 of cash with which to satisfy any future cash requirements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Pender Newkirk & Company, LLP
Certified Public Accountants
Tampa, Florida
March 21, 2008

Except for the first paragraph of footnote 9, for which the date is April 8, 2008.

MagneGas Corporation
(A Development Stage Enterprise)

BALANCE SHEET

As of December 31, 2007

ASSETS

Current Assets:
Cash	$76,232
Prepaid Expense	2,000
Total current assets	78,232

Equipment, net of accumulated depreciation of $173	5,027
TOTAL ASSETS	$83,259

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accrued Expense	$5,630
Due to Affiliate	10,000
Total Current Liabilities	$15,630

STOCKHOLDERS’ EQUITY

Preferred Stock - Par value $0.001;
Authorized: 10,000,000
2,000 issued and outstanding	$2
Common Stock - Par value $0.001;
Authorized: 100,000,000
Issued and Outstanding: 67,639,500	67,640
Additional Paid-In Capital	422,458
Accumulated Deficit during development stage	$(422,471)

Total Stockholders’ Equity	67,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$83,259

The accompanying notes are an integral part of these audited financial statements.

MagneGas Corporation.
(A Development Stage Enterprise)

STATEMENT OF OPERATIONS

For the Years ended December 31, 2007 and 2006
And for the period December 9, 2005 (date of inception) to December 31, 2007

			Inception to
	2007	2006	12/31/07

REVENUE	$-	$-	$-

COST OF SERVICES	-	-	-

GROSS PROFIT OR (LOSS)	-	-	-

GENERAL AND ADMINISTRATIVE EXPENSES	420,621	1,450	422,471

NET LOSS	$(420,621)	$(1,450)	$(422,471)

Loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.02)

Basic and diluted weighted average number of common shares outstanding	44,165,700	100,000	22,980,692

The accompanying notes are an integral part of these audited financial statements.

MagneGas Corporation
(A Development Stage Enterprise)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period December 9, 2005 (date of inception) to December 31, 2007

						Accumulated
					Additional	Deficit During
	Preferred		Common		Paid in	Development	Total
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

Stock issued on acceptance of incorporation expenses,December 9, 2005			100,000	$100			$100

Net loss						(400)	(400)

Balance at December 31, 2005	-	-	100,000	100	-	(400)	(300)

Net loss						(1,450)	(1,450)

Balance at December 31, 2006	-	-	100,000	100	-	(1,850)	(1,750)

Acquisition of controlling interest, payment of liabilities					2,500		2,500

Recapitalization: Issuance of preferred stock to founders, valued at par, April 2, 2007	2,000	2			(2)		-

Recapitalization: Issuance of common stock to founders, valued at par, May 12, 2007			67,052,000	67,052	(67,052)		-

Issuance of stock for services, valued at $1 per share, May 12, 2007			245,000	245	244,755		245,000

Stock issued for cash:
June 12, 2007; $1 per share			30,000	30	29,970		30,000
August 28, 2007; $1 per share			13,000	13	12,987		13,000
September 17,2007; $1 per share			54,000	54	53,946		54,000
October 11, 2007; $1 per share			60,500	61	60,439		60,500

Issuance of stock for services, valued at $1 per share, October 11, 2007			85,000	85	84,915		85,000

Net loss, through December 31, 2007						(420,621)	(420,621)

Balance at December 31, 2007	2,000	$2	67,639,500	$67,640	$422,458	$(422,471)	$67,629

The accompanying notes are an integral part of these audited financial statements.

MagneGas Corporation
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006,
And for the period December 9, 2005 (date of inception) to December 31, 2007

			Inception to Date
	2007	2006	12/31/07

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(420,621)	$(1,450)	$(422,471)

Adjustments to reconcile net loss to cash used in operating activities:
Stock compensation	330,000		330,100
Depreciation	173		173
Changes in operating assets:
Increase in Prepaid Expenses	(2,000)		(2,000)
Increase in Accrued Expenses	3,880	1,450	5,630
Total adjustments to net income	332,053	1,450	333,903
Net cash used in operating activities	(88,568)	-	(88,568)

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisition of equipment	(5,200)	-	(5,200)
Net cash flows used in investing activities	(5,200)	-	(5,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Advance from affiliate	10,000		10,000
Capital contribution; liability payment at acquisition	2,500	-	2,500
Proceeds from issuance of common stock	157,500	-	157,500
Net cash flows provided by investing activities	170,000	-	170,000

Net increase in cash	76,232	-	76,232

Cash - beginning balance

CASH BALANCE - END OF PERIOD	$76,232	$-	$76,2 32

Supplemental disclosure of cash flow information and non cash investing and financing activities:

As a result of the transfer of ownership, effective April 2, 2007, the company effected a recapitalization, whereby the company issued   67,052,000 shares of common stock and 2,000 shares of preferred stock to founding members of the organization.   As the company determined that the shares had no value, stock and additional paid in capital were increased and decreased by the par value of the stock .

The accompanying notes are an integral part of these audited financial statements.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

1.    Background Information

MagneGas Corporation (the “Company”), formerly 4307, Inc., was organized in the state of Delaware on December 9, 2005 for the purpose of locating and negotiating with a business entity for a combination.

On April 2, 2007 (the “Effective Date”), pursuant to the terms of a Stock Purchase Agreement, Clean Energies Tech Co. purchased a total of 100,000 shares (100%) of the issued and outstanding common stock of the Company from Michael Raleigh, the sole officer, director and shareholder of the Company, for an aggregate of $30,000 in cash and the assumption of liabilities ($2,500). The total of 100,000 shares represented all of the shares of outstanding common stock of the Company at the time of transfer.

Prior to the above transaction, Clean Energies Tech Co and the Company were essentially shell companies that were unrelated, with no assets, minimal liabilities, and no operations.  As a result, the 100% change in control was recorded as a private equity transaction, and no goodwill was recorded, as no assets were required and minimal liabilities were assumed.  On May 12, 2007, subsequent to the date of purchase, the company effected a recapitalization, whereby 67,052,000 shares of common stock were issued to founding members of the organization.   As the company determined that the shares had no value, stock and additional paid in capital were increased and decreased by the par value of the stock issued.

Since the acquisition, the Company has adopted the operating plan and mission which is to provide services in cleaning and converting contaminated waste. A process has been developed which transforms contaminated waste through a proprietary incandescent machine. The result of the product is to carbonize waste for normal disposal. A by product of this process will produce an alternative biogas source.  The licensed technology related to this process has been licensed in perpetuity from a Company effectively controlled by the father of the majority shareholder (see note 9).

2.    Development Stage Enterprise

The Company has been in the development stage since its formation on December 9, 2005.  It has primarily engaged in raising capital to carry out its business plan, as described in the above. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its customer base and establishes itself in the marketplace.  The Company’s ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

3.    Going Concern
The accompanying audited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which assumes the realization of assets and satisfaction of liabilities in the normal course of business.

The Company incurred a net loss of $420,621 and $1,450 for the years ended December 31, 2007 and December 31, 2006, and a net loss of $422,471 for the period December 9, 2005 (date of inception) through December 31, 2007. As of December 31, 2007, the Company has $76,232 of cash with which to satisfy any future cash requirements. The Company depends upon capital to be derived from future financing activities such as subsequent offerings of its common stock or debt financing in order to operate and grow the business.  There can be no assurance that the Company will be successful in raising such capital.  The key factors that are not within the Company’s control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the Company’s business plan, the ability to raise capital in the future, the ability to expand its customer base, and the ability to hire key employees to build and manufacture such proprietary machines to provide services.  There may be other risks and circumstances that management may be unable to predict.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

4.    Summary of Significant Accounting Policies

The significant accounting policies followed are:

The Company prepares its financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that these estimates are reasonable and have been discussed with the Board of Directors; however, actual results could differ from those estimates.

The majority of cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed on demand and, therefore, bear minimal risk.  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at December 31, 2007.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

4.    Summary of Significant Accounting Policies (continued)

The Company issues restricted stock to consultants for various services.  For these transactions the Company follows the guidance in EITF 96-18 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services”.  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable (see Note 8).  The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.   For the periods ended December 31, 2007, 2006 and for the period December 9, 2005 (date of inception) through December 31, 2007, the Company recognized $330,000, $0, and $330,100 in consulting expenses and a corresponding increase to additional paid-in-capital related to stock issued for services.  All stock issued during 2007 to consultants was for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with these transactions as of December 31, 2007.

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes,” which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The costs of advertising are expensed as incurred.  Advertising expense was $432, $0, and $432 for the years ending December 31, 2007, 2006 and for the period December 9, 2005 (date of inception) through December 31, 2007, respectively.

The Company follows SFAS No. 128, “Earnings Per Share.” Basic earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share calculations are determined by dividing net income (loss) by the weighted average number of shares plus the effect of the dilutive potential common shares outstanding during the period using the treasury stock method. There are no share equivalents for any periods presented and, thus, anti-dilution issues are not applicable.

5.    Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 141I, Business Combinations.  SFAS No. 141(R) changes the way that companies account for business combinations.  More assets and liabilities assumed will be measured at fair value as of the acquisition date; liabilities related to contingent consideration will be re-measured at fair value in each subsequent reporting period; and an acquirer will expense acquisition-related costs as opposed to capitalizing them.  SFAS No. 141(R) is effective for business combinations consummated in fiscal years beginning subsequent to December 15, 2008 with no early adoption permitted.  The Company does not expect the adoption of SFAS No. 141(R) to have a material impact on its financial condition or results of its operations.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of SFAS No. 157 to have a material impact on its financial condition or results of its operations.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

5.    Recently Issued Accounting Pronouncements (continued)

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company does not expect the adoption of SFAS No. 159 to have a material impact on its financial condition or results of its operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 on January 1, 2007.  FIN 48 requires a two-step approach to determine how to recognize tax benefits in the financial statements where recognition and measurement of a tax benefit must be evaluated separately.  A tax benefit will be recognized only if it meets a "more-likely-than-not" recognition threshold.  For tax provisions that meet this threshold, the tax benefit recognized is based on the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.  There was no material impact on the overall results of operations, cash flows or financial position from FIN 48.

6.    Equipment

Property and equipment, as of consists of:

	12/31/2007	12/31/2006
Equipment	$5,200	$-
Less accumulated depreciation and amortization	173	-
Property and equipment, net	$5,027	$-

Depreciation and amortization of property and equipment was $173 and $0 for the periods ended December 31, 2007 and 2006, respectively.

7.    Income Tax

The Company has not recognized an income tax benefit for its operating start-up losses generated since inception based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit for the periods presented is offset by a valuation allowance established against deferred tax assets arising from operating losses and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.  As of December 31, 2007, the Company incurred start-up losses of approximately $90,600.  These losses are capitalized as start up costs for tax purposes, to be amortized when the Company commences business operations.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

7.    Income Tax (continued )

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before taxes. The items causing this difference are as follows:

			from inception
	12/31/2007	12/31/2006	12/31/2007
Income tax provision (benefit) at statutory rate	$(143,000)	$-	$(143,000)
Stock Compensation, not deductible for tax	112,200		112,200
State income tax expense (benefit), net of federal benefit	(3,300)		(3,300)

Valuation Allowance	34,100		34,100
	$-	$-	$-

Net deferred tax assets and liabilities were comprised of the following:

Deferred tax asset (liability):
Capitalized start-up costs	$34,100
Valuation Allowance	(34,100)
	$-

8.    Equity

The company has two classifications of stock:

Preferred Stock includes 10,000,000 shares authorized at a par value of $0.001, of which 2,000 are issued or outstanding.   Preferred Stock has been issued as Series A Preferred Stock.  Preferred Stock has liquidation and dividend rights over Common Stock, which are not in excess of its par value.  The preferred stock has no conversion rights or mandatory redemption features.  Each share of Preferred Stock is entitled to 100,000 votes.

Common Stock includes 100,000,000 shares authorized at a par value of $0.001, of which 67,639,500 are issued and outstanding.  The holders of Common Stock and the equivalent Preferred Stock, voting together, shall appoint the members of the Board of the Directors.  Each share of Common Stock is entitled to one vote.

Founding contributors were issued 67,052,000 shares during 2007.   As management determined that the Company had negligible value, no value was attributed to the founders’ shares.

During the period ended December 31, 2007, the company issued 330,000 common shares to various consultants.  The Company valued the shares at one dollar per share based on other third-party cash sales of the Company's common stock.

During 2007 the Company issued 157,500 shares of common stock at one dollar per share, via a private placement offering, for a total of $157,500.

MagneGas Corporation
(A Development Stage Enterprise)

Notes to Financial Statements

As of December 31, 2007
and for the Years Ended December 31, 2007 and 2006 and
for the period December 9, 2005 (date of inception) through December 31, 2007

9.    Related Party Transactions and Subsequent Events

The Company entered into an agreement with a company, effectively controlled by the father of the majority shareholder, which will secure intellectual property licensing for North, South, Central America and all Caribbean Island“ ("the Territories"), effective upon funding.  This intellectual property consists of all patents, patent applications, trademarks and domain names.  The agreement became effective February 2008, when the Company issued 100,000 shares of common stock valued at $1.00 per share.  The term of the license agreement is in perpetuity for the above territories with the exception of (i) bankruptcy or insolvency of the Company (ii) the filing of the Company of a petition for bankruptcy (iii) the making by the Company of the assignment of the license for the benefit of creditors (iv) the appointment of a receiver of the Company or any of its assets which appointment shall not be vacated within 60 days thereafter (v) the filing of any other petition for the relief from creditors based upon the alleged bankruptcy or insolvency of the Company which shall not be dismissed within 60 days thereafter.   Additionally, the agreement triggered a 5 year consulting agreement with the inventor and owner of the intellectual property.  The terms of the consulting agreement will be determined within a reasonable period of time after the issuance of the above shares of stock.   The company will have the right to exercise a purchase option to acquire the intellectual property, within 5 years of the funding, at a defined purchase price of $30,000,000, which was determined by an internal valuation by the Company.

The Company has had limited need for use of office space or equipment.  Any use of office space or equipment supplied by related parties has, thus far, been immaterial.

In February 2008 the Company issued an additional 245,000 common shares for services.  The shares issued for services were valued at one dollar ($1.00) per share which was the last price shares were issued for cash.

In January 2008, the Company secured financing of $30,000 through loan from a stockholder.  The loan is unsecured, has no periodic payment terms, accrues interest at 4% and the note plus accrued interest is payable upon demand.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

10.    Commitments and Contingencies

Effective December 15, 2007, the Company entered into an agreement with a consultant to provide certain marketing and sales services.  The agreement is for three months from the above effective date.  The intention of the Company is to renew the agreement based on the performance of the consultant.  The Company will pay the consultant $3,000 in cash per month payable on the first of each month.  Additionally, the Company will issue the consultant 100,000 shares of common stock for each of the first five customers signed to use the Company's biogas.

From time to time the Company may be a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

Gately & Associates, LLC
1248 Woodridge Court
Altamonte Springs, FL 32714
jgately@earthlink.net
Tel (407) 341-6942
Fax (407) 540-9612

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
4307, Inc.

Gentlemen:

        We have audited the accompanying balance sheet of 4703 Inc. (a development stage company) as of December 31, 2006 and 2005 and the related statements of operations, stockholder’s equity and cash flows for the twelve months ending December 31, 2006, the 22 days ending December 31, 2005 and from inception (December 9, 2005) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on the audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 4307, Inc. as of December 31, 2006 and 2005, and the statement of operations and cash flows for the twelve months ending December 31, 2006, the 22 days ending December 31, 2005 and from inception (December 9, 2005) through December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gately & Associates, LLC

March 15, 2007

4307, Inc.
(a development stage company)
BALANCE SHEET
As of December 31, 2006 and December 31, 2005

ASSETS

CURRENT ASSETS	12/31/2006	12/31/2005

Cash	$-	$-

Total Current Assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accrued Expenses	$1,750	$300

Total Current Liabilities	1,750	300

TOTAL LIABILITIES	$1,750	$300

STOCKHOLDERS' EQUITY

Preferred Stock - Par value $0.001;
Authorized: 10,000,000
None issues and outstanding	$-	$-

Common Stock - Par value $0.001;
Authorized: 100,000,000
Issued and Outstanding: 100,000	100	100

Additional Paid-In Capital	-	-
Accumulated Deficit	(1,850)	(400)

Total Stockholders' Equity	(1,750)	(300)

TOTAL LIABILITIES AND EQUITY	$-	$-

The accompanying notes are an integral part of these financial statements.

4307, Inc.
(a development stage company)
STATEMENT OF OPERATIONS
For the twelve months ending December 31, 2006 and
22 days ending December 31, 2005 and
from inception (December 9, 2005) through December 31, 2006

	12 MONTHS	22 DAYS	FROM
	ENDING	ENDING	INCEPTION
	12/31/2006	12/31/2005	TO 12/31/06

REVENUE	$-	$-	$-

COST OF SERVICES	-	-	-

GROSS PROFIT OR (LOSS)	-	-	-

GENERAL AND ADMINISTRATIVE EXPENSES	1,450	400	1,850

NET INCOME (LOSS)	(1,450)	(400)	(1,850)

ACCUMULATED DEFICIT, BEGINNING BALANCE	(400)	-	-
ACCUMULATED DEFICIT, ENDING BALANCE	$(1,850)	$(400)	$(1,850)

Earnings (loss) per share	(0.01)	(0.00)

Weighted average number of common shares	100,000	100,000

The accompanying notes are an integral part of these financial statements.

4307, Inc.
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
From inception (December 9, 2005) through December 31, 2006

		COMMON	ACCUM.	TOTAL
	SHARES	STOCK	DEFICIT	EQUITY

Stock issued on acceptance	100,000	$100		$100
of incorporation expenses
December 9, 2005

Net Income (Loss)	-	-	(400)	(400)

Total, December 31, 2005	100,000	$100	$(400)	$(300)

Net Income (Loss)	-	-	(1,450)	(1,450)

Total, December 31, 2006	100,000	$100	$(1,850)	$(1,750)

The accompanying notes are an integral part of these financial statements.

4307, Inc.
(a development stage company)
STATEMENTS OF CASH FLOWS
For the twelve months ending December 31, 2006 and
22 days ending December 31, 2005 and
from inception (December 9, 2005) through December 31, 2006

	12 MONTHS	22 DAYS	FROM
	ENDING	ENDING	INCEPTION
CASH FLOWS FROM OPERATING ACTIVITIES	12/31/2006	12/31/2005	TO 12/31/06

Net income (loss)	$(1,450)	$(400)	$(1,850)

Stock issued as compensation	-	100	100
Increase (Decrease) in Accrued Expenses	1,450	300	1,750

Total adjustments to net income	1,450	400	1,850

Net cash provided by (used in) operating activities	-	-	-

CASH FLOWS FROM INVESTING ACTIVITIES

None	-	-	-

Net cash flows provided by (used in) investing activities	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from capital contributions	-	-	-
Proceeds from stock issuance	-	-	-

CASH RECONCILIATION

Net increase (decrease) in cash	-	-	-
Cash - beginning balance	-	-	-

CASH BALANCE - END OF PERIOD	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

4307, Inc.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS

1. Summary of significant accounting policies:

Industry:

4307, Inc. (the Company), a Company incorporated in the state of Delaware as of December 9, 2005 plans to locate and negotiate with a business entity for the combination of that target company with The Company. The combination will normally take the form of a merger, stock-for-stock exchange or stock- for-assets exchange. In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended. No assurances can be given that The Company will be successful in locating or negotiating with any target company.

The Company has been formed to provide a method for a foreign or domestic private company to become a reporting ("public") company whose securities are qualified for trading in the United States secondary market.

The Company has adopted its fiscal year end to be December 31.

Results of Operations and Ongoing Entity:

The Company is considered to be an ongoing entity for accounting purposes; however, there is substantial doubt as to the Company's ability to continue as a going concern. The Company's shareholders fund any shortfalls in The Company's cash flow on a day to day basis during the time period that The Company is in the development stage.

Liquidity and Capital Resources:

In addition to the stockholder funding capital shortfalls; The Company anticipates interested investors that intend to fund the Company's growth once a business is located.

Cash and Cash Equivalents:

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Basis of Accounting:

The Company's financial statements are prepared in accordance with U.S. generally accepted accounting principles.

4307, Inc.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS

Income Taxes:

The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At this time, The Company has set up an allowance for deferred taxes as there is no company history to indicate the usage of deferred tax assets and liabilities.

Fair Value of Financial Instruments:

The Company's financial instruments may include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Concentrations of Credit Risk:

Financial instruments which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions. At this time The Company has no deposits that are at risk.

2. Related Party Transactions and Going Concern:

The Company's financial statements have been presented on the basis that it is a going concern in the development stage, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At this time The Company has not identified the business that it wishes to engage in.

The Company's shareholder funds The Company's activities while The Company takes steps to locate and negotiate with a business entity for combination; however, there can be no assurance these activities will be successful.

4307, Inc.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS

3. Accounts Receivable and Customer Deposits:

Accounts receivable and Customer deposits do not exist at this time and therefore have no allowances accounted for or disclosures made.

4. Use of Estimates:

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Management has no reason to make estimates at this time.

5. Revenue and Cost Recognition:

The Company uses the accrual basis of accounting in accordance with generally accepted accounting principles for financial statement reporting.

6. Accrued Expenses:

Accrued expenses consist of accrued legal, accounting and office costs during this stage of the business.

7. Operating Lease Agreements:

The Company has no agreements at this time.

8. Stockholder's Equity:

Preferred stock includes 10,000,000 shares authorized at a par value of $0.001, of which 2,000 issued or outstanding.

Common Stock includes 100,000,000 shares authorized at a par value of $0.001, of which 100,000 have been issued for the amount of $100 on December 31, 2005 in acceptance of the incorporation expenses for the Company.

9. Required Cash Flow Disclosure for Interest and Taxes Paid:

The company has paid no amounts for federal income taxes and interest. The Company issued 100,000 common shares of stock to its sole shareholder in acceptance of the incorporation expenses for the Company.

4307, Inc.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS

10. Earnings Per Share:

Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

11. Income Taxes:

The Company has available net operating loss carryforwards for financial statement and federal income tax purposes. These loss carryforwards expire if not used within 20 years from the year generated. The Company's management has decided a valuation allowance is necessary to reduce any tax benefits because the available benefits are more likely than not to expire before they can be used. These net operating losses expire as the follow

MAGNEGAS CORPORATION
212,500 Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$6.50
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$20,000.00
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$30,006.50

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

 ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On December 9, 2005, we issued 100,000 shares to Michael Raleigh for $100. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered.

We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Michael Raleigh had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act.

This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. On April 2, 2007, Michael Raleigh sold his 100,000 shares to Clean Energies Tech Co. for $32,500, pursuant to a stock purchase agreement and pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

In April 2007, we issued 67,152,000 shares to founding contributors.  The founding shares were issued based on verbal agreement to persons or corporations who assisted in the development of the technology and the shares were valued at par value.

Agoado, Harry	3,000
Alban, James	100,000
Allen, Terrance	100,000
Anderson, Michael	1,000
Anderson, Scott	3,000
Antonio, Bevivino	10,000
Apter, Joseph	3,000
Baker, Jack	1,000
Baker, Karen	10,000
Bashista, Joyce	10,000
Batman, Henry and Carlene	10,000
Beghella, Giorgio	100,000
Biofava, Maurizio	3,000
Bore', Francesco	3,000
Channel, Amani	3,000
Clean Energies Tech Co.	3,000,000
Controtto, Giuseppe	1,000,000
Cunzolo, Pete	10,000
Cuva, Lisa	50,000
Eric Gregory Holdings	10,000,000
Farr, Regan	2,000
Fila, Jeff	10,000
Geghardt, Ed	5,000
Global Alpha	31,000,000
Global Beta	10,000,000
Hair, Donna	1,000
Hair, Jessica	1,000
Hair, Molly	1,000
Hammang, Chris	1,000
Healthcare Resource Support	50,000
Herron, Laura	1,000
Ingargiola, Joseph	10,000
Ingargiola, Luisa	10,000,000
Ingargiola, Vincent	50,000
Jeruz Energy	100,000
Johansen, Stein Erik	33,000
Johnson, Scott	2,000
Jones, Douglas Ray	100,000
Judy, John	300,000
Keown, Vernon	1,000
Kleiman, David	5,000
Lagan, Seamus	100,000
Linton, Gary	10,000

Lyons, Richard	50,000
Mandell, Frenderick Henry	10,000
Markley, Don	1,000
McDonnough , Michael	50,000
Plant, Chris	1,000
Ragsdale, D. Leon	30,000
Rapoport, Diego	10,000
Rodriguez, Michael	300,000
Ronald Cole Living Trust	50,000
Schwob, Gilbert	3,000
Slawson, David	1,000
Spiga, Luigi	50,000
Strom-Pederson, Erik	33,000
Sylvander, Robert	2,000
TEIS	10,000
Toups, Leon	100,000
Trell, Erik	33,000
Tufano, Paolo	10,000
Weathers, Michael	2,000
West, Gene, Jr	100,000
Ziehe, Helmut	3,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction

In May 2007 we issued 245,000 shares, 85,000 shares in October 2007 and 245,000 shares in February 2008 of our common stock to the following shareholders for services rendered.  These shares were valued at $1.00 per shares for a total of $575,000. Such shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

	Total	date of issuance
	Shares	5/12/2007	10/11/2007	2/15/2008
Anslow, Richard	50,000	50,000		-
Connelly, Richard	15,000			15,000
Eaton, Gary	10,000	10,000		-
Hood, Frank	15,000	15,000		-
Hunt, Clifford	100,000	100,000		-
Jaclin, Greg	40,000	40,000		-
Knapp, Myron V	5,000			5,000
McCollister, Melvin	100,000		25,000	75,000
Messineo, Peter	20,000			20,000
Paul, Jerry	80,000	20,000	40,000	20,000
Santilli, Ruggero	100,000			100,000
Wilson, Robert	40,000	10,000	20,000	10,000
				-
	575,000	245,000	85,000	245,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction .

On the dates of the above schedule, shares were issued to the names persons for services rendered.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction .

We have never utilized an underwriter for an offering of our securities .

In June 2007 we issued 30,000 shares to Clean Energies Tech Co. at $1.00 per share for working capital purposes to pay for administrative expenses.  The shares were valued at $1.00 per share. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 15, 2007, we completed a Regulation D Rule 506 offering in which we sold 157,500 shares of our common stock to the following shareholders pursuant to an offering at $1.00 per share for a total of $157,500.

Aladsani , Afaf M. S.	10,000
Alhomoud, Abdulla A. & Adnan	2,000
Alhomoud, Adnan	11,000
Alhomoud, Hala A. & Adnan A	2,000
Aminya, Dan	1,000
Anderson, Scott	3,000
Avnel, Namdar	1,000
Baker, Melionda L.	1,000
Barrett, Jay C & Winnie	1,000
Blair, Abbie	500
Buncan, Taryn R.	1,000
Carlson, Chris	1,000
Carlson, Eric	2,000
Channel, Amani	1,000
Clean Energies Tech Co	30,000
Cole, Ronald B, & Hermelinda	1,000
Creative Sports Enterprises	1,000
Donald L. Feinstein Group Trust	1,000
Dorffi, Wade	1,000
Evans, Daniel D.	500
Folkman, David	1,000
Gandiglio, Aldo	1,000
Gibson, Paul W.	1,000
Greenwood, Robert	2,000
Hall, Jerome W. & Loretta	1,000
Harris, Roderic E.	2,000
Harrison, Michael	2,000
Hobbins, Jeannette M.	1,000
Holland, Diana Claire	1,000
Jeffery, Mike & Judy K.	500
Jerowski / Carpenter, Jerry J. & Bonnie L.	1,500
Jones, Douglas Ray	1,000
Kakadiya, Rambha & Pravin	5,000
Kaltenbach, Robert J.	1,000
Kaltian, Asher	1,000
Kilbourne, William E III	1,300
Knapp, Myron V	1,000
Lentini, Joseph A. & Gloria	1,000
Lisa, Petr	1,000
Malzone, Jeffrey J. & Linda	1,000
McLeod, Sherepta Chroninger	1,000
McNab, John	6,000
Medail, Patrizia	1,000
Mendpara, Bharat & Padma	3,000
Moore, Daniel D.	1,000
Morgan, Craig E.	1,000
Oman, Frances	1,000
Paoloni, Joseph A	5,000
Paoloni, Margeret	5,000
Paulson, Raymond T.	5,000
Pedrino, Helen	1,000
Pedrino, Robert	1,000
Pedrino, William & Leva	1,000

Peterson, Keith H	4,200
Peterson, Leslie	1,000
Pnina, Aminia & Abraham	1,000
Potter, Craig	1,500
Rees, Milton D.& Vera	1,000
Robbins, Jeffrey & Patricia	1,000
Rogers, Steve Wm & Stacy Ann	1,000
Rumschlag, Henry B.	1,500
Rumschlag, James H.	1,500
Rumschlag, Shirley A.	500
Scalmanini, Steve G.	1,000
Sharp, Curits	5,000
Soviar, Gerald & Mary Ann	1,500
Stock, Clifford A.	1,500
Wiedmann, Connie J.	1,000
Yokley, Phillip E. & Ruby Lee	1,000
Ziehe, Helmut & Susannah	1,000

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.
(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.
(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2006 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

On October 1, 2007, we issued 40,000 shares to Jerry Paul, 20,000 shares to Robert Wilson and 25,000 shares to Melvin MCollister III for services rendered.  These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities.

Other than the securities mentioned above, we have not issued or sold any securities. In all of these offerings, the potential investors had access to the kind of information normally provided in a prospectus.

At the time of receipt of the common stock for all of these offerings, each investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment. No general solicitation or advertising occurred in connection with any of these offerings.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION

3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Stock Purchase Agreement between Clean Energies Tech Co. and Scott Raleigh**
10.2	Licensing Agreement Addendum
23.1	Consent of Gately & Associates, LLC
23.2	Consent of Counsel, as in Exhibit 5.1
23.3	Consent of Pender Newkirk & Company, LLP

* Filed as an exhibit to the Form 10SB filed with the SEC on April 3, 2006
** filed as an exhibit to the Form 8-K filed with the SEC on April 5, 2007

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C (ss.230.430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Harbor, State of Florida on April 10, 2008 .

By:	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
Chairman of the Board of Directors and CEO

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dr. Ruggero Maria Santilli true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
Chairman of the Board of Directors and CEO

By:	/s/ Bo Linton
Bo Linton
President and Directors

By:	/s/ Luisa Ingargiola
Luisa Ingargiola
Chief Financial Officer, Secretary and Director

By:	/s/ Carla Santilli
Carla Santilli
Director

Dated: April 10, 2008